SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 23, 2009

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 23, 2009 , deCODE genetics, Inc. (“deCODE”) received a notice from the Nasdaq Stock Market (“Nasdaq”) stating that for 30 consecutive business days the market value of the publicly held shares of its common stock had been below $15 million, the minimum level required for continued listing on The Nasdaq Global Market as set forth in Nasdaq Listing Rule 5450(b)(3)(C).  In accordance with Nasdaq Listing Rule 5810(c)(3)(D), deCODE will be provided a period of 90 calendar days in which to regain compliance. If at any time during this period, the market value of the publicly held shares of deCODE’s common stock is $15 million or more for a minimum of 10 consecutive business days, Nasdaq will provide deCODE with written confirmation of compliance and the matter will be closed.

As previously reported deCODE has appealed the potential suspension of trading in its common stock and the subsequent delisting from Nasdaq pursuant to a notice from Nasdaq received on November 18, 2009.  A decision in this matter is expected in January, 2010.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Axel Nielsen, deCODE’s chief operating officer has advised deCODE that he will resign from such position effective January 1, 2010.

Item 7.01               Regulation FD Disclosure

The following dates relevant to deCODE’s  proceeding under Chapter 11 of the U.S. Bankruptcy Code have been established:

January 12, 2010:	Auction of certain assets of deCODE genetics, Inc. (the “Purchased Assets”) to parties submitting qualifying bids

January 14, 2010:	Hearing before the bankruptcy court to approve the sale of the Purchased Assets

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson
President, Chief Executive Officer

Dated: December 30, 2009